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                                                                    EXHIBIT 23.6

                      CONSENT OF BEAR, STEARNS & CO. INC.

Ceridian Corporation
8100 34th Avenue South
Minneapolis, Minnesota 55425


    We hereby consent to the inclusion in the Joint Proxy Statement/Prospectus relating to the proposed merger of a wholly-owned subsidiary of Ceridian with and into Comdata of our opinion letter appearing as Appendix B to the Joint Proxy Statement/Prospectus, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very Truly Yours,

                                          Bear, Stearns & Co. Inc.


                                          By: ______/s/ Michael J. Urfirer______



                                          Title: ____Senior Managing Director___


New York, New York

November 8, 1995